- MEDICAL  RESOURCES,  INC.  EXPECTS 3RD QUARTER  EARNINGS OF $0.16 TO $0.19 PER
SHARE

- ACCEPTS RESIGNATIONS OF COO AND GENERAL COUNSEL

- APPOINTS NEW CFO



     HACKENSACK, NJ, November 10, 1997 -- Medical Resources, Inc. (Nasdaq: MRII) announced today that it expects its third-quarter earnings to be in the range of $0.16 to $0.19 per fully diluted share, that it has accepted the resignations of its Chief Operating Officer and General Counsel and that it has appointed a new Chief Financial Officer.

     The Company stated that it expects net revenues for the third quarter of 1997 to be approximately $60 million, compared to $24.8 million for the third quarter of 1996. Net income is expected to be approximately $4 million - $5 million, or $0.16 to $0.19 per fully diluted share, compared to $1.8 million, or $0.15 per fully diluted share, for the third quarter of 1996. The Company expects to disclose detailed results for the third quarter by the end of the week.

     The Company also announced that its Board of Directors has accepted the resignation of William D. Farrell, age 35, from his positions as President and Chief Operating Officer of the Company and as a Director. The Board has also accepted the resignation of Gary I. Fields, 44, who joined the Company as Senior Vice President and General Counsel in April 1997. Neither Mr. Farrell nor Mr. Fields was asked to resign.


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     The Company has appointed Dennis T. Currier to serve as the Company's Chief
Financial Officer. Mr. Currier, age 53, has more than 20 years experience as a senior financial and accounting executive, with expertise in the health care industry. Mr. Currier was a partner at Ernst & Young for seven years, where he specialized in the health care industry. Mr. Currier is affiliated with Jay Alix
&  Associates,   a  management  consulting  firm  that  specializes  in  interim management assignments. Mr. Currier replaces John P. O'Malley, 35, who was removed by the Board of Directors from his positions as Executive Vice President and Chief Financial Officer. Mr. O'Malley, who joined the Company in September 1996, was removed for failing to fulfill certain of his functions as Chief Financial Officer.

     "Although Bill Farrell contributed to the growth of the Company over the years, Medical Resources has a deep and experienced management team that has been instrumental to the Company's success," said Mr. Gary Siegler, Chairman of the Board of Directors. He added: "This team has the full support of the Board. Larry Ramaekers, the acting Chief Executive Officer, and Dennis Currier bring strong skills and significant experience to the Company. This has been a rapidly growing business and it needs mature, strong management that can provide leadership and experience in running a large, multi-location company. We believe that Messrs. Ramaekers and Currier have begun to establish a good working relationship with the Company's management and we look forward to the Company's continued

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success. The Company will now be able to refocus its efforts on its business and restore investor confidence."

     The Company also announced that it intends to continue its previously-announced effort to add two more independent directors, as well as its previously announced review of related-party transactions. Over the past month, the Board tried to address squarely the issues raised by Messrs. Farrell, O'Malley and Fields in ways that would be in the best interests of the Company and its stockholders, while continuing to operate the Company on a day-to-day basis. Negotiations to resolve a variety of issues between the Board and Messrs. Farrell, O'Malley and Fields collapsed after they demanded, among other things, automatically renewing four-to-five year contracts and other extraordinary employment-contract enhancements, including change-of-control benefits. The Company rejected their demands as contrary to the interests of the Company and its stockholders. The Company denies assertions by Mr. Farrell and Mr. Fields that they were "constructively terminated".

     Medical Resources specializes in the ownership, operation and management of diagnostic imaging centers. The Company operates 101 imaging centers in the Northeast (58), the Southeast (25), the Midwest (13) and California (5), and provides network management services to managed care organizations in these regions. Also through its subsidiary, StarMed Staffing, the Company provides temporary healthcare staffing to acute and sub-acute care facilities nationwide.


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     Statements  in this press  release,  other than  statements  of  historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected
results.   Those  risks  include,   among  others,  risks  associated  with  the
acquisition of existing imaging centers, management of growth, limitations and delays in reimbursement and government regulation effects as well as operating risks. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:

Larry Ramaekers, Acting Chief Executive Officer, Medical Resources, Inc. (201) 488-6230.

Michael Millican, President, Robert Marston and Associates (212) 371-2200


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